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                                                                     Exhibit 8.3

                      [Letterhead of Davis Polk & Wardwell]















                                                    August 1, 2000


CareInsite, Inc.
669 River Drive
Elmwood Park, New Jersey 07407

Dear Ladies and Gentlemen:

        We have acted as counsel for CareInsite, Inc. ("CareInsite"), a Delaware corporation, in connection with the proposed merger (the "Merger") of CareInsite with and into Avicenna Systems Corporation ("Avicenna"), a Massachusetts corporation and a wholly-owned subsidiary of Medical Manager Corporation ("Medical Manager"), a Delaware corporation (which, as a condition precedent to the Merger, will become a wholly-owned subsidiary of Healtheon/WebMD Corporation ("Healtheon/WebMD"), a Delaware corporation, when Medical Manager merges with and into Healtheon/WebMD), pursuant to an Agreement and Plan of Merger dated as of February 13, 2000 and amended as of June 18, 2000 (the "Merger Agreement") among CareInsite, Healtheon/WebMD and Avicenna.

        In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement and the Form S-4 Registration Statement dated as of August 1, 2000 containing the Proxy Statement/Prospectus of Healtheon/WebMD, Medical Manager and CareInsite (the "Registration Statement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Merger Agreement and the Registration Statement and (ii) the representations made to us by CareInsite, Avicenna, and Healtheon/WebMD in their respective letters to us dated July 28, 2000 and delivered to us for purposes of this opinion are accurate and complete.

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CareInsite, Inc.                       2                         August 1, 2000

        Based upon the foregoing, in our opinion, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) CareInsite, Avicenna, and Healtheon/WebMD will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) the discussion contained in the Registration Statement under the caption "Material U.S. federal income tax considerations of the CareInsite merger" sets forth the material U.S. Federal income tax considerations generally applicable to the Merger.

        The opinion expressed herein is based on existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if there is a change in applicable law between the date hereof and the date on which the Merger is effected. In addition, our opinion is based solely on the documents that we have examined and the representations contained in the letters from CareInsite, Avicenna and Healtheon/WebMD referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the United States Federal income tax treatment of the Merger stated in such documents or any of the representations contained in the letters from CareInsite, Avicenna and Healtheon/WebMD referred to above is, or later becomes, inaccurate.

        This opinion is being provided solely for the benefit of CareInsite and its stockholders. No other person or party will be entitled to rely on this opinion.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Registration Statement under the caption "Material U.S. federal income tax considerations of the CareInsite merger." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell